Exhibit 5.2



                         Employer Identification Number:  85-0307713
DISTRICT DIRECTOR        File Folder Number:  850018825
1100 COMMERCE STREET     Person to Contact:  JILL RUTHERFORD
DALLAS, TX  75242        Contact Telephone Number: (214) 767-6023

Date:  JAN 30, 1996
                         Plan Name:
SANTA FE PACIFIC         SANTA FE PACIFIC GOLD CORPORATION
   GOLD CORPORATION         RETIREMENT AND SAVINGS PLAN
C/O JOYCE L. MEYER       Plan Number:  001
C/O MAYER BROWN & PLATT
190 SOUTH LASALLE STREET
CHICAGO, IL  60603-3441

Dear Applicants:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read this publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated 01-23-96. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

     This determination letter is applicable for the amendment(s) adopted on 06-13-94 & 12-07-95.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a general test described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.
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     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirement as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                   Sincerely yours,



                                   /s/ Bobby E. Scott
                                   Bobby E. Scott
                                   District Director

Enclosures:
Publication 794
Addendum
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This determination letter covers amendments one through five to the Plan as amended and restated effective January 1, 1991.
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